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                                              Exhibit 5.1

                                              May 13, 1998

Concentra Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts 02109

Ladies and Gentlemen:

    We have acted as legal counsel to Concentra Managed Care, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to resales of up to $230,000,000 in principal amount of the Company's 4.5% Convertible Subordinated Notes Due 2003 (the "Notes") and the shares of Company common stock, par value $.01 per share (the "Common Stock"), issuable upon the conversion of the Notes pursuant to the terms of the Notes and the Indenture dated as of March 16, 1998 (the "Indenture"), between the Company and Chase Bank of Texas, N.A., as Trustee (the "Trustee"). The Notes and the Common Stock issuable upon conversion of the Notes are to be offered for resale by certain securityholders of the Company.

    In reaching the opinions set forth in this letter, we have reviewed originals or copies of the Registration Statement, the Indenture, the Notes and such other agreements, certificates of public officials, certificates of officers of the Company, records, documents and matters of law as we deemed relevant.

     Based on and subject to the foregoing and subject further to the assumptions, exceptions and qualifications hereinafter stated, we are of the opinion that:

    1. The Notes constitute legally binding obligations of the Company; and

    2. The Common Stock issuable upon conversion of the Notes, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

    The opinions expressed above are subject to the following assumptions, exceptions and qualifications:

    A. We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all

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documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity and (vii) the Indenture is a valid and binding agreement of the Trustee.

     B. The opinions expressed in this letter are limited to Delaware General Corporation Law, the federal laws of the United States of America. We express no opinion about the effect of federal or state securities laws or the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 and to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules[nb]and regulations of the Securities and Exchange Commission promulgated thereunder.

     This opinion speaks as of the date hereof, and we disclaim any duty to advise you regarding any changes subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                                            Very truly yours,

                                            /s/ Hutchins, Wheeler & Dittmar
                                            --------------------------------
                                             HUTCHINS, WHEELER & DITTMAR,
                                             A Professional Corporation